UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(AMENDMENT NO. 3)
CVR Energy, Inc.
(Name of Issuer)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
12662P 10 8
(CUSIP Number)
May 26, 2011
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	12662P 10 8	Page	2	of	26

1	NAME OF REPORTING PERSON

	Coffeyville Acquisition LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	12662P 10 8	Page	3	of	26

1	NAME OF REPORTING PERSON

	Kelso Investment Associates VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	12662P 10 8	Page	4	of	26

1	NAME OF REPORTING PERSON Kelso GP VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	12662P 10 8	Page	5	of	26

1	NAME OF REPORTING PERSON Kelso GP VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	12662P 10 8	Page	6	of	26

1	NAME OF REPORTING PERSON KEP VI, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	12662P 10 8	Page	7	of	26

1	NAME OF REPORTING PERSON Philip E. Berney

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	Page	8	of	26

1	NAME OF REPORTING PERSON Frank K. Bynum, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	Page	9	of	26

1	NAME OF REPORTING PERSON James J. Connors, II

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	Page	10	of	26

1	NAME OF REPORTING PERSON Michael B. Goldberg

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	Page	11	of	26

1	NAME OF REPORTING PERSON Frank J. Loverro

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	Page	12	of	26

1	NAME OF REPORTING PERSON George E. Matelich

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	Page	13	of	26

1	NAME OF REPORTING PERSON Church M. Moore

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	Page	14	of	26

1	NAME OF REPORTING PERSON Frank T. Nickell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	Page	15	of	26

1	NAME OF REPORTING PERSON Stanley de J. Osborne

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	Page	16	of	26

1	NAME OF REPORTING PERSON David I. Wahrhaftig

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	Page	17	of	26

1	NAME OF REPORTING PERSON Thomas R. Wall, IV

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	12662P 10 8	Page	18	of	26

1	NAME OF REPORTING PERSON Christopher L. Collins

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON

	IN

Page	19	of	26
Amendment No. 3 to Schedule 13G
     This Amendment No. 3 (the “Amendment”) amends and supplements the Schedule 13G filed by Coffeyville Acquisition LLC, Kelso Investment Associates VII, L.P., Kelso GP VII, L.P., Kelso GP VII, LLC, KEP VI, LLC, Philip E. Berney, Frank K. Bynum, Jr., James J. Connors, II, Michael B. Goldberg, Frank J. Loverro, George E. Matelich, Church M. Moore, Frank T. Nickell, Stanley de J. Osborne, David I. Wahrhaftig, and Thomas R. Wall, IV on January 24, 2008, as amended on February 14, 2008 and February 15, 2011 (the “Schedule”). Except as expressly set forth herein, there have been no changes in the information set forth in the Schedule. On May 26, 2011, Coffeyville Acquisition LLC sold all of its shares of common stock of CVR Energy, Inc. This Amendment is being filed to amend disclosure in Item 4 and Item 5 of the Schedule to reflect that sale. This is an exit filing and is the final amendment to the Schedule.
     Item 4. Ownership (a) through (c)
     (a) Amount beneficially owned:
     See Item 9 of the attached cover pages.
     (b) Percent of class:
     See Item 11 of the attached cover pages. The figures reported in Item 11 of the attached cover pages are based upon the number of outstanding shares reported in the Prospectus filed with the Securities and Exchange Commission on May 25, 2011, which reported the total outstanding shares of common stock, as of May 20, 2011, as 87,790,493.
     (c) Number of shares as to which such person has:
     (i) Sole power to vote or direct the vote:
     See Item 5 of the attached cover pages.
     (ii) Shared power to vote or direct the vote:
     See Item 6 of the attached cover pages.
     (iii) Sole power to dispose or to direct the disposition:
     See Item 7 of the attached cover pages.
     (iv) Shared power to dispose or to direct the disposition:
     See Item 8 of the attached cover pages.
     Kelso GP VII, LLC (GP VII LLC) is the general partner of Kelso GP VII, L.P. (GP VII LP). GP VII LP is the general partner of Kelso Investment Associates VII, L.P. (KIA VII). KIA VII is the majority owner of Coffeyville Acquisition LLC. Each of GP VII LLC, GP VII LP and KIA VII disclaims beneficial ownership of the securities owned of record by Coffeyville Acquisition LLC, except to the extent of their respective pecuniary interests therein, and the inclusion of these

Page	20	of	26
securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.
     Each of GP VII LLC, GP VII LP and KIA VII, due to their common control, could be deemed to beneficially own each other’s securities. GP VII LLC disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LP and KIA VII, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.
     GP VII LP disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LLC and KIA VII, except, in the case of KIA VII, to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes. KIA VII disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LLC and GP VII LP, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.
     KEP VI, LLC (KEP VI) and GP VII LLC due to their common control could be deemed to beneficially own each other’s securities. KEP VI disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VII LLC, GP VII LP and KIA VII, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes. Each of GP VII LLC, GP VII LP and KIA VII disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by KEP VI, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for purposes of Section 16 or for any other purposes.
     KEP VI disclaims beneficial ownership of the securities owned of record by Coffeyville Acquisition LLC, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of the reported securities for purposes of Section 16 or for any other purposes.
     Messrs. Berney, Bynum, Connors, Goldberg, Loverro, Matelich, Moore, Nickell, Osborne, Wahrhaftig and Wall (the “Kelso Individuals”) may be deemed to share beneficial ownership of securities owned of record or beneficially owned by GP VII LLC, GP VII LP, KIA VII, KEP VI and Coffeyville Acquisition LLC, by virtue of their status as managing members of GP VII LLC and KEP VI, but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that any of the Kelso Individuals is the beneficial owner of these securities for purposes of Section 16 or for any other purposes.
     Christopher L. Collins may be deemed to share beneficial ownership of securities owned of record or beneficially owned by KEP VI and Coffeyville Acquisition LLC by virtue of his status as a managing member of KEP VI. Mr. Collins shares investment and voting power with the Kelso Individuals with respect to ownership interests owned by KEP VI and Coffeyville Acquisition LLC but disclaims beneficial ownership of such interests, and this report shall not be deemed an admission

Page	21	of	26
that Mr. Collins is the beneficial owner of these securities for purposes of Section 16 or for any other purposes. Mr. Collins also disclaims beneficial ownership of securities owned of record by GP VII LLC, GP VII LP, KIA VII, KEP VI and Coffeyville Acquisition LLC, and this report shall not be deemed an admission that Mr. Collins is the beneficial owner of these securities for purposes of Section 16 or for any other purposes.
Item 5. Ownership of 5 Percent or Less of a Class.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☑.

Page	22	of	26
Signature.
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.
Date: June 8, 2011

COFFEYVILLE ACQUISITION LLC
Signature:	*

By:	James J. Connors, II, its Vice President

KELSO INVESTMENT ASSOCIATES VII, L.P
Signature:	*

By:	Kelso GP VII, L.P., its General Partner, by Kelso GP VII, LLC, its General Partner, by James J. Connors, II, its Managing Member

KELSO GP VII, L.P.
Signature:	*

By:	Kelso GP VII, LLC, its General Partner, by James J. Connors, II, its Managing Member

KELSO GP VII, LLC
Signature:	*

By:	James J. Connors, II, its Managing Member

KEP VI, LLC
Signature:	*

By:	James J. Connors, II, its Managing Member

PHILIP E. BERNEY
Signature:	**

FRANK K. BYNUM, JR.
Signature:	**

Page	23	of	26

JAMES J. CONNORS, II
Signature:	*

MICHAEL B. GOLDBERG
Signature:	**

FRANK J. LOVERRO
Signature:	**

GEORGE E. MATELICH
Signature:	**

CHURCH M. MOORE
Signature:	**

FRANK T. NICKELL
Signature:	**

STANLEY DE J. OSBORNE
Signature:	**

DAVID I. WAHRHAFTIG
Signature:	**

THOMAS R. WALL, IV
Signature:	**

CHRISTOPHER L. COLLINS
Signature:	**

*/**By:	/s/ James J. Connors, II
Name:	James J. Connors, II
**As	Attorney-in-fact

**	The Powers of Attorney filed with the Securities and Exchange Commission with (i) the Form 3s, dated October 22, 2007 in respect of the securities of CVR Energy, Inc. by Coffeyville Acquisition LLC, Kelso Investment Associates VII, L.P., Kelso GP VII, L.P., Kelso GP VII, LLC, KEP VI, LLC, Philip E. Berney, Frank K. Bynum, Jr., James J. Connors, II, Michael B. Goldberg, Frank J. Loverro,

Page	24	of	26
George E. Matelich, Frank T. Nickell, Stanley de J. Osborne, David I. Wahrhaftig, and Thomas R. Wall, IV., (ii) the Form 3 dated December 19, 2007 in respect of the securities of CVR Energy, Inc. by Church M. Moore, and (iii) the Schedule 13G/A dated February 15, 2011 in respect of the securities of CVR Energy, Inc. by Christopher L. Collins are hereby incorporated by reference.

Page	25	of	26
Exhibit A
JOINT FILING STATEMENT
     Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G and any amendments thereto to which this exhibit is attached is filed on behalf of each of them.
Date: June 8, 2011

COFFEYVILLE ACQUISITION LLC
Signature:	*

By:	James J. Connors, II, its Vice President

KELSO INVESTMENT ASSOCIATES VII, L.P
Signature:	*

By:	Kelso GP VII, L.P., its General Partner, by Kelso GP VII, LLC, its General Partner, by James J. Connors, II, its Managing Member

KELSO GP VII, L.P.
Signature:	*

By:	Kelso GP VII, LLC, its General Partner, by James J. Connors, II, its Managing Member

KELSO GP VII, LLC
Signature:	*

By:	James J. Connors, II, its Managing Member

KEP VI, LLC
Signature:	*

By:	James J. Connors, II, its Managing Member

PHILIP E. BERNEY
Signature:	**

Page	26	of	26

FRANK K. BYNUM, JR.
Signature:	**

JAMES J. CONNORS, II
Signature:	*

MICHAEL B. GOLDBERG
Signature:	**

FRANK J. LOVERRO
Signature:	**

GEORGE E. MATELICH
Signature:	**

CHURCH M. MOORE
Signature:	**

FRANK T. NICKELL
Signature:	**

STANLEY DE J. OSBORNE
Signature:	**

DAVID I. WAHRHAFTIG
Signature:	**

THOMAS R. WALL, IV
Signature:	**

CHRISTOPHER L. COLLINS
Signature:	**

*/**By:	/s/ James J. Connors, II
Name:	James J. Connors, II
**As	Attorney-in-fact